Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Yuma Energy, Inc.

We have audited the accompanying consolidated balance sheets of Yuma Energy, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yuma Energy, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas
April 24, 2014

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,194,511	$5,285,022
Accounts receivable, net of allowance for doubtful accounts:
Trade	10,833,211	5,792,210
CEO and employees	155,080	63,517
Other	417,850	151,538
Note receivable	4,000	4,216
Derivative instruments	-	454,882
Prepayments	433,991	1,303,541
Deferred taxes	146,964	-
Other deferred charges	162,416	146,447

Total current assets	16,348,023	13,201,373

OIL AND GAS PROPERTIES, at cost (full cost method):
Not subject to amortization	24,051,278	21,306,325
Subject to amortization	152,863,988	124,391,475

	176,915,266	145,697,800
Less: accumulated depreciation, depletion and amortization	(84,438,840)	(72,510,968)

Net oil and gas properties	92,476,426	73,186,832

OTHER OPERATING PROPERTY AND EQUIPMENT, at cost	2,066,760	2,045,484
Less: accumulated depreciation and amortization	(1,822,925)	(1,732,467)

Net other operating property and equipment	243,835	313,017

OTHER ASSETS:
Receivables from affiliate	95,634	93,141
Derivative instruments	818,637	1,360
Other noncurrent assets	1,649,413	219,297

Total other assets	2,563,684	313,798

Total assets	$111,631,968	$87,015,020

The accompanying notes are an integral part of these financial statements.

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS - CONTINUED

	December 31,
	2013	2012
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of debt	$178,027	$183,601
Accounts payable, principally trade	15,116,560	7,905,349
Derivative instruments	677,132	-
Asset retirement obligations	1,755,650	632,975
Other accrued liabilities	1,127,283	978,449

Total current liabilities	18,854,652	9,700,374

LONG-TERM DEBT, net of current maturities:
Bank debt	31,215,000	17,875,000

OTHER NONCURRENT LIABILITIES:
Preferred stock derivative liability, Series A and B	51,290,414	25,031,855
Asset retirement obligations	8,942,029	3,600,807
Derivative instruments	218,649	-
Deferred taxes	13,160,205	10,077,292
Restricted stock units	102,532	-
Other deferred credits	69,998	11,761

Total other noncurrent liabilities	73,783,827	38,721,715

PREFERRED STOCK, Series A and B, subject to mandatory redemption	35,666,342	29,152,089

EQUITY:
Common stock	542	540
Capital in excess of par value of common stock	2,668,923	2,182,293
Accumulated other comprehensive income	38,770	268,841
Accumulated earnings (deficit)	(50,596,088)	(10,885,832)

Total equity	(47,887,853)	(8,434,158)

Total liabilities and equity	$111,631,968	$87,015,020

The accompanying notes are an integral part of these financial statements.

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2013	2012	2011
REVENUES:
Sales of natural gas and crude oil	$28,075,603	$21,282,115	$18,954,437
Other revenue	1,066,969	601,794	477,102

Total revenues	29,142,572	21,883,909	19,431,539

EXPENSES:
Marketing cost of sales	1,234,308	891,118	4,152,979
Lease operating	9,316,364	5,098,868	4,792,117
Re-engineering and workovers	2,521,707	433,599	1,340,127
General and administrative - stock based compensation	452,058	-	-
General and administrative - other	5,603,475	4,339,362	3,485,172
Depreciation, depletion and amortization	12,077,368	5,074,070	2,865,878
Asset retirement obligation accretion expense	668,497	265,323	239,612
(Gain) loss on asset disposal	(19,307)	9,674	138,174
Bad debt expense	193,601	210,187	237,821
Recovery of bad debts	(2,520)	(68,621)	-

Total expenses	32,045,551	16,253,580	17,251,880

INCOME (LOSS) FROM OPERATIONS	(2,902,979)	5,630,329	2,179,659

OTHER INCOME (EXPENSE):
Change in fair value of preferred stock derivative liability - Series A in all years, Series B in 2013 and 2012	(26,258,559)	(17,098,504)	(5,604,231)
Interest expense	(567,676)	(210,083)	(597,223)
Interest income	7,336	8,138	14,178
Bank mandated derivative instruments novation cost	(175,000)	-	-
Other, net	(72,953)	(1,039)	166,296

Total other income (expense)	(27,066,852)	(17,301,488)	(6,020,980)

NET LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(29,969,831)	(11,671,159)	(3,841,321)

Income tax expense	3,080,272	3,098,309	853,496

NET LOSS FROM CONTINUING OPERATIONS	(33,050,103)	(14,769,468)	(4,694,817)

DISCONTINUED OPERATIONS - PIPELINE SEGMENT	-	-	(18,038)

NET LOSS	(33,050,103)	(14,769,468)	(4,712,855)

LESS NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	2,525

NET LOSS ATTRIBUTABLE TO YUMA ENERGY, INC.	(33,050,103)	(14,769,468)	(4,715,380)

Preferred Stock, Series A and Series B
Accretion	1,101,972	963,900	-
Dividends paid in cash	145,900	1,362,437	438,150
Dividends paid in kind	5,412,281	-	-

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(39,710,256)	$(17,095,805)	$(5,153,530)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(732)	$(317)	$(95)
Diluted	$(732)	$(317)	$(95)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	54,236	54,000	54,000
Diluted	54,236	54,000	54,000

The accompanying notes are an integral part of these financial statements.

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
	2013	2012	2011

NET LOSS	$(33,050,103)	$(14,769,468)	$(4,712,855)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in fair value of derivative instruments	-	1,075,885	(776,933)
Less income taxes	-	414,217	(299,119)

Change in fair value of derivative instruments, net of income taxes	-	661,668	(477,814)

Reclassification of gain on settled commodity derivatives	(301,499)	(398,604)	(198,885)
Less income taxes	(116,077)	(153,463)	(76,571)

Reclassification of gain on settled commodity derivatives, net of income taxes	(185,422)	(245,141)	(122,314)

Reclassification of gain from amortization of derivative instruments sold	(72,600)	(128,513)	-
Less income taxes	(27,951)	(49,478)	-

Reclassification of gain from amortization of derivative instruments sold, net of income taxes	(44,649)	(79,035)	-

OTHER COMPREHENSIVE INCOME (LOSS)	(230,071)	337,492	(600,128)

COMPREHENSIVE LOSS	(33,280,174)	(14,431,976)	(5,312,983)

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	2,525

COMPREHENSIVE LOSS ATTRIBUTABLE TO YUMA ENERGY, INC.	$(33,280,174)	$(14,431,976)	$(5,315,508)

The accompanying notes are an integral part of these financial statements.

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Years ended December 31,
	2013	2012

COMMON STOCK:
Balance at beginning of period - 54,000 shares, $.01 par	$540	$540
Employee restricted stock awards (236 shares)	2	-

Balance at end of period - 54,236 shares, $.01 par	542	540

CAPITAL IN EXCESS OF PAR VALUE OF COMMON STOCK:
Balance at beginning of period	2,182,293	2,182,293
Employee restricted stock awards (236 shares)	486,630	-

Balance at end of period	2,668,923	2,182,293

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
Balance at beginning of period	268,841	(68,651)
Comprehensive income (loss) from derivative instruments, net of income taxes	(230,071)	337,492

Balance at end of period	38,770	268,841

ACCUMULATED EARNINGS (DEFICIT):
Balance at beginning of period	(10,885,832)	6,209,973
Net income (loss) attributable to Yuma Energy, Inc.	(33,050,103)	(14,769,468)
Preferred stock accretion (Series A and B)	(1,101,972)	(963,900)
Preferred stock cash dividends (Series A and B)	(145,900)	(1,362,437)
Preferred stock dividends paid in kind (Series A and B)	(5,412,281)	-

Balance at end of period	(50,596,088)	(10,885,832)

TOTAL STOCKHOLDERS' EQUITY IN YUMA ENERGY, INC.	(47,887,853)	(8,434,158)

NONCONTROLLING PARTNERSHIP INTEREST:
Balance at beginning of period	-	241,938
Buy out partnership interests	-	(241,938)

Balance at end of period	-	-

TOTAL EQUITY	$(47,887,853)	$(8,434,158)

The accompanying notes are an integral part of these financial statements.

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Reconciliation of net loss to net cash provided by operating activities:
Net loss	$(33,050,103)	$(14,769,468)	$(4,712,855)
Loss from operations of discontinued pipeline segment	-	-	18,038
Increase in fair value of preferred stock liability	26,258,559	17,098,504	5,604,231
Depreciation, depletion and amortization of property and equipment	12,077,368	5,074,070	2,865,878
Accretion of asset retirement obligation	668,497	265,323	239,612
Stock-based compensation net of capitalized cost	452,058	-	-
Amortization of other assets and liabilities	166,608	86,421	838,303
Deferred tax expense	3,080,272	3,098,309	853,496
Bad debt expense	193,601	210,187	237,821
Recovery of bad debts	(2,520)	(68,621)	-
(Gain) loss on disposal of property and equipment	(19,307)	9,674	138,174
Write off credit financing costs	313,652	30,000	104,112
Amortization of benefit from derivative instruments (sold) and purchased, net	(72,600)	(112,508)	-
Net derivative instrument mark-to-market (gain) loss	231,886	(1,256,918)	(231,847)
Other	499	3,484	-

Cash flow from direct operations	10,298,470	9,668,457	5,954,963

Changes in current operating assets and liabilities:
Accounts receivable	(5,589,957)	407,732	(1,382,013)
Note receivable	216	(4,216)	-
Other current assets	869,550	(689,537)	(1,052,802)
Restricted cash	-	341,474	(5,172)
Accounts payable	7,211,211	(4,770,660)	(480,460)
Other current liabilities	148,834	(56,514)	336,918

Noncurrent payable to commodity hedge advisor	69,998	-	-

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES
CONTINUING OPERATIONS	13,008,322	4,896,736	3,371,434
DISCONTINUED OPERATIONS	-	-	(636,113)

NET CASH PROVIDED BY OPERATING ACTIVITIES	13,008,322	4,896,736	2,735,321

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	Years ended December 31,
	2013	2012	2011

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures on property, plant and equipment	$(26,248,133)	$(31,796,630)	$(10,676,504)
Proceeds from sale of property	902,166	1,386,649	-
Increase in noncurrent receivable from affiliate	(2,493)	(2,486)	(2,481)

NET CASH USED BY INVESTING ACTIVITIES	(25,348,460)	(30,412,467)	(10,678,985)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	872,754	606,238	640,777
Payments on borrowings	(878,328)	(659,101)	(679,051)
Change in borrowing on line of credit	13,340,000	14,900,000	(12,983,696)
Line of credit financing costs	(681,739)	(280,166)	(198,279)
Deferred offering costs	(1,257,160)	-	-
Net proceeds from issuance of preferred stock	-	17,183,705	13,333,604
Cash dividends to preferred stockholders	(145,900)	(1,362,437)	(438,150)
Distributions to common stockholders	-	-	(8,123)
Buy-out Yuma Production 1985, Ltd. minority interest partners	-	(245,422)	-
Derivative instruments sold (purchased)	-	(16,004)	294,862
Decrease in noncurrent payable to affiliate	-	(247,092)	(2,800)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	11,249,627	29,879,721	(40,856)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,090,511)	4,363,990	(7,984,520)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,285,022	921,032	8,905,552

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,194,511	$5,285,022	$921,032

Supplemental disclosure of cash flow information:
Interest payments (net of interest capitalized)	$22,210	$160,720	$383,103
Interest capitalized	$1,031,816	$681,090	$108,060
Income tax payments for continuing operations	$-	$-	$58,399
Income tax payments for discontinued operations	$-	$-	$456,952
Supplemental disclosure of significant non-cash activity:
Preferred dividends paid in kind	$5,412,281	$-	$-
Dividend of Argentina property to common shareholder	$-	$-	$250,000

The accompanying notes are an integral part of these financial statements.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – ORGANIZATION, CONSOLIDATION AND NATURE OF BUSINESS

The Yuma Companies, Inc. formally changed its name to Yuma Energy, Inc. on August 21, 2013. The management of the Company believes that the new name more clearly denotes the nature of Yuma’s business operations and strategy.

Yuma Energy, Inc., a Delaware corporation (“YEI”, and together with its subsidiaries and affiliated companies, “Yuma”, “the Company” or “Companies”) was incorporated on October 30, 1996 and has a majority common stockholder, Sam L. Banks (99.6 percent at year-end 2013 and effectively 100 percent before 2013). Yuma is an independent energy company engaged in oil and natural gas exploration and production and natural gas marketing.

The Consolidation

YEI has four wholly owned subsidiaries as listed below. Their financial statements are consolidated with those of YEI.

		State of	Date of
Company name	Reference	incorporation	incorporation

Yuma Exploration and Production Company, Inc.	“Exploration”	Delaware	01/16/92
Yuma Petroleum Company	“Petroleum”	Delaware	12/19/91
Texas Southeastern Gas Marketing Company	“TSM”	Texas	09/12/96
Yuma Production Company	“YPD”	Texas	08/12/85

Exploration identifies and captures economic deposits of hydrocarbons by using: (i) 3-D seismic imaging and other advanced technologies, with an emphasis on acquiring proprietary 3-D seismic to systematically explore, exploit and develop onshore and offshore crude oil and natural gas provinces; (ii) unconventional oil resource plays; and (iii) high impact deep structural prospects located beneath known producing trends. This approach is bolstered by strategic producing property acquisitions. Historically, Exploration has sold working interests in prospects to industry partners on traditional terms. Exploration’s operations are primarily conducted in the Gulf Coast region, with Yuma having interests in approximately 300 wells.

Yuma Petroleum Company was incorporated in Texas on July 15, 1983 and was re-domesticated in Delaware on December 19, 1991.  Petroleum became relatively inactive during 1998 due to the transfer of substantially all exploration and production activities to Exploration.

TSM is primarily engaged in the marketing of natural gas in Louisiana.

YPD acted as the general partner of Yuma Production 1985, Ltd. (“Yuma 85”), which was dissolved on January 1, 2012.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Basis of Presentation

The accompanying financial statements include the accounts of Yuma on a consolidated basis. All significant intercompany accounts and transactions between YEI, Exploration, Petroleum, TSM, and YPD have been eliminated in the consolidation.

The companies maintain their accounts on the accrual method of accounting in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Each of the Companies has a fiscal year ending December 31.

2.	Management’s Use of Estimates

In preparing financial statements in conformity with GAAP, Management is required to make informed estimates and assumptions with consideration given to materiality. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates, and changes in these estimates are recorded when known. Significant items subject to such estimates and assumptions include: estimates of proved reserves and related estimates of the present value of future net revenues; the carrying value of oil and gas properties; estimates of fair value; asset retirement obligations; income taxes; derivative financial instruments; valuation allowances for deferred tax assets; uncollectible receivables; useful lives for depreciation; future cash flows associated with assets; obligations related to employee benefits; and legal and environmental risks and exposures.

3.	Reclassifications

When required for comparability, reclassifications are made to the prior period financial statements to conform to the current year presentation.

4.	Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 – inputs represent quoted prices in active markets for identical assets or liabilities (for example, exchange-traded commodity derivatives).

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Level 3 – inputs that are not observable from objective sources, such as the Company’s internally developed assumptions about market participant assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in the Company’s internally developed present value of future cash flows model that underlies the fair value measurement.)

In determining fair value, the Company utilizes observable market data when available, or models that utilize observable market data. In addition to market information, the Company incorporates transaction-specific details that, in Management’s judgment, market participants would take into account in measuring fair value.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the category is based on the lowest level input that is significant to the fair value measurement of the instrument (see Note G – Fair Value Measurements).

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable reported on the balance sheet approximates fair value.

Nonfinancial assets and liabilities initially measured at fair value include asset retirement obligations and exit or disposal costs.

Level 3 Valuation Techniques – Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial liabilities consist of the Series A Preferred Stock issued July 1, 2011, and the Series B Preferred Stock issued July and August of 2012, for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation (see Note I – Series A and Series B Preferred Stock). Yuma has valued certain possible financial scenarios relating to its securities using a Monte Carlo simulation model with the assistance of an independent valuation consultant. (Yuma’s securities have certain provisions, including automatic conditional conversion, re-pricing/down-round, change of control, default and follow-on offering that necessitate financial modeling.) These models incorporate transaction details such as the stock price of comparable companies in the same industry, contractual terms, maturity, and risk free interest rates, as well as assumptions about future financings, volatility, and holder behavior as of issuance, and each quarter thereafter for each of the Series A and the Series B Preferred Shares (see Note J – Preferred Stock Derivative Liability).

5.	Statement of Cash Flow

Cash on hand, deposits in banks and short-term investments with original maturities of three months or less are considered cash and cash equivalents. The cash flow of a derivative instrument of an identifiable transaction is classified in the same category as the cash flow from the item being hedged.

6.	Trade Receivables

Accounts receivable are stated net of allowance for doubtful accounts of $55,000 and $125,000 at December 31, 2013 and 2012, respectively.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Management evaluates accounts receivable quarterly on an individual account basis, making individual assessments of collectability, and reserves those amounts it deems potentially uncollectible.

7.	Natural Gas Imbalances

Pipeline gas imbalances represent the differences in measured volumes between gas receipts from suppliers and/or transporters and gas deliveries to end users, transporters and/or other purchasers. Most imbalances are settled monthly through cash-out mechanisms provided for in sales and transportation contracts. Other imbalances are carried forward until over or under deliveries in succeeding months can offset them. Gas imbalances are valued at cost utilizing the weighted average method.

Exploration utilizes the “sales method” to account for natural gas production volume imbalances. Under this method, income is recorded based on Exploration’s net revenue interest in production taken for delivery. At December 31, 2013, Exploration had a net payable of approximately 23,669 Mcf under various natural gas balancing agreements, as compared to a 22,771 Mcf net payable at December 31, 2012.

8.	Inventories

Inventories, consisting principally of oilfield equipment, are carried at the lower of cost or market. The Company will often have tangible materials purchased for a well carried for the joint account (oil and gas property full cost pool on the balance sheet) pending sale or disposition.

9.	Derivative Instruments

All derivative instruments (including certain derivative instruments embedded in other contracts) are recorded in Yuma’s Consolidated Balance Sheets as either an asset or liability and measured at fair value. Changes in the derivative instrument’s fair value are recognized currently in earnings, unless the derivative instrument was designated as a cash flow hedge. Under cash flow hedge accounting, unrealized gains and losses were reflected in stockholders’ equity as accumulated other comprehensive income (“AOCI”) to the extent they were effective until the forecasted transaction occurred. Yuma discontinued cash flow hedge accounting effective January 1, 2013. The result of this change in policy is that the amount carried in AOCI at December 31, 2012 is amortized to oil and gas revenues during the month the hedges settle. Subsequent to December 31, 2012, all hedges are treated as non-qualifying derivative instruments and all new mark-to-market adjustments are in “Sales of natural gas and crude oil” in the Consolidated Statements of Operations.

For cash flow hedge accounting, a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Only derivative instruments that are expected to be highly effective in offsetting anticipated gains or losses on the hedged cash flows and that are subsequently documented to have been highly effective can qualify for hedge accounting. Effectiveness must be assessed both at inception of the hedge and on an ongoing basis. Any ineffectiveness in derivative instruments whereby gains or losses do not exactly offset anticipated gains or losses of hedged cash flows is measured and recognized in earnings in the period in which it occurs. When using hedge accounting, hedge effectiveness is assessed quarterly based on total changes in the derivative instrument’s fair value by performing regression analysis. A hedge is considered effective if certain statistical tests are met. Yuma recorded hedge ineffectiveness in “Sales of natural gas and crude oil” in the Consolidated Statements of Operations.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

10.	Oil and Natural Gas Properties

Investments in oil and natural gas properties are accounted for using the full cost method of accounting. Under this method, all costs directly related to the acquisition, exploration, exploitation and development of oil and natural gas properties are capitalized.

Costs of reconditioning, repairing, or reworking of producing properties are expensed as incurred. Costs of workovers adding proved reserves are capitalized. Projects to deepen existing wells, recomplete to a shallower horizon, or improve (not restore) production to proved reserves are capitalized.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Depreciation, Depletion and Amortization – The capitalized cost of oil and natural gas properties, excluding unevaluated properties, is amortized using the unit-of-production method (equivalent physical units of 6 Mcf of natural gas to each barrel of oil equivalent, or “Boe”) using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of the assessment indicate that the properties are impaired, the amount of impairment is added to the proved oil and gas property costs to be amortized. The amortizable base includes future development, abandonment and restoration costs. The rate for depreciation, depletion and amortization (“DD&A” or “depletion”) per Boe for Yuma was $23.87, $19.84 and $16.26 for 2013, 2012 and 2011, respectively. DD&A expense for oil and natural gas properties was $11,927,872, $4,956,196 and $2,772,890 for 2013, 2012 and 2011, respectively.

Impairments – Total capitalized costs of oil and gas properties are subject to a limit, or so-called “ceiling test.” The ceiling test limits total capitalized costs less related accumulated DD&A and deferred income taxes to a value not to exceed the sum of (i) the present value, discounted at a ten percent annual interest rate, of future net revenue from estimated production of proved oil and gas reserves, based on current economic and operating conditions less future development costs (excluding retirement costs); plus (ii) the cost of properties not subject to amortization (which includes all unproved properties); less (iii) income tax effects related to differences in the book and tax basis of oil and gas properties. If unamortized capitalized costs less related deferred income taxes exceed this limit, the excess is charged to DD&A in the quarter the assessment is made. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period. These net unamortized costs, tested each calendar quarter, have not exceeded the cost center ceiling for 2013, 2012 and 2011, the report periods.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Oil and natural gas properties not subject to amortization consist of undeveloped leaseholds and exploratory and developmental wells in progress before the assignment of proved reserves. Management reviews the costs of these properties periodically for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by Management in impairment assessments include drilling results by the Company and other operators, the terms of oil and gas leases not held for production, and available funds for exploration and development.

The table below shows the cost of unproved properties and well and development costs in progress not subject to amortization at December 31, 2013, and the year in which those costs were incurred.

	Year of acquisition
	2013	2012	2011	Prior	Total

Leasehold acquisition cost	$1,704,190	$15,349,192	$6,788,539	$(2,890,695)	$20,951,226
Exploration and development cost	1,059,262	111,910	62,727	8,728	1,242,627
Capitalized interest	829,456	670,190	72,593	285,186	1,857,425

Total	$3,592,908	$16,131,292	$6,923,859	$(2,596,781)	$24,051,278

Capitalized Interest – Capitalized interest is included as part of the cost of oil and gas properties. The Company capitalized $1,031,816, $681,090 and $108,060 of interest associated with the line of credit (see Note N – Debt and Change in Banking Line and Agent Bank) during 2013, 2012 and 2011, respectively. The capitalization rates are based on the Company’s weighted average cost of borrowings used to finance prospect generation.

Capitalized Internal Costs – Internal costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and that are not related to production, general corporate overhead or similar activities, are also capitalized. Yuma capitalized $2,702,952, $2,589,342 and $2,779,203 of allocated indirect costs, excluding interest, related to these activities during 2013, 2012 and 2011, respectively.

The Company develops oil and gas drilling projects called “prospects” by industry participants and markets participation in these projects. In doing this, the Company typically receives an amount in excess of its hard costs in seismic, land, brokerage, brochuring and marketing costs. It typically markets interests in the project on a “third for a quarter” basis, whereby the participant pays a percentage of the cost to casing point or through prospect payout and then has their participation interest reduced by twenty-five percent (25%) with the Company earning the difference. This difference is referred to as the “carried interest.”

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

The Company assembles 3-D seismic survey projects and markets participating interests in the projects. The Company typically recovers all of its costs plus allocated overhead, and receives a quarterly general and administrative (“G&A”) cost reimbursement paid by the various participants in the project during the 3-D seismic acquisition phase and the 3-D seismic interpretation phase. The proceeds from the sale of the 3-D seismic survey along with the quarterly G&A reimbursements are included in the full cost pool caption “Not subject to amortization.” In addition, the participants in the 3-D seismic survey typically carry the Company for a percentage of the costs associated with the 3-D survey acquisition, ranging from 25 to 35 percent. The Company received G&A cost reimbursements of $42,329, $172,173 and $985,544 in 2013, 2012 and 2011, respectively.

11.	Other Property and Equipment

Other property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while maintenance, repairs and minor replacements which do not improve or extend the life of such assets are charged to operations as incurred. Property and equipment sold, retired or otherwise disposed of are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in “(Gain) Loss on asset disposal” in the accompanying Consolidated Statements of Operations.

In compliance with the Tax Reform Act of 1986, assets placed in service subsequent to January 1, 1987 are depreciated using the modified accelerated cost recovery system (“MACRS”) for both financial reporting and federal income tax purposes. MACRS depreciation methods approximate depreciation expense computed under GAAP using the double declining balance method.

Leasehold improvements, principally office space, are depreciated by the straight line method over the term of the lease.

	Estimated
	useful	December 31,	December 31,
	life in years	2013	2012

Office business machines	3 - 5	$1,350,568	$1,332,558
Furniture and fixtures	7	383,585	380,319
Leasehold improvements	5	332,607	332,607

Total other property and equipment		2,066,760	2,045,484

Less: Accumulated depreciation and leasehold improvement amortization		(1,822,925)	(1,732,467)

Net book value		$243,835	$313,017

Depreciation and leasehold improvement amortization expense totaled $149,496, $117,874 and $92,989 for the years ended December 31, 2013, 2012 and 2011, respectively.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

12.	Accounts Payable

Accounts payable consist principally of trade payables and costs associated with oil and natural gas exploration.

13.	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources, along with liabilities for environmental remediation or restoration claims, are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Expenditures related to environmental matters are expensed or capitalized in accordance with the Company’s accounting policy for property and equipment.

14.	Revenue Recognition

Revenue is recognized by Exploration when deliveries of crude oil, natural gas and condensate are delivered to the purchaser and title has transferred. Crude oil sales in Louisiana, representing a significant portion of the company’s production, are typically indexed to Light Louisiana Sweet (“LLS”). TSM recognizes revenue from sales of gas primarily to other marketing companies and industrials in the period in which the gas is delivered and billed to the customer. Sales are based on index prices per MMBtu or the daily “spot” price as published in national publications with a mark-up or mark-down defined by contract with each customer.

15.	Income Taxes

The Company files a consolidated federal tax return (with the exception of Yuma 85). Deferred taxes have been provided for temporary differences. These differences create taxable or tax-deductible amounts for future periods (see Note P – Income Taxes).

16.	Other Taxes

Taxes incurred, other than income taxes, are as follows:

	December 31,	December 31,	December 31,
	2013	2012	2011

Production and severance tax	$2,403,263	$2,002,397	$1,543,868
Ad valorem tax	732,302	114,261	65,716
Sales tax	180,498	40,146	77,647
State franchise taxes	41,072	2,390	7,688

Total	$3,357,135	$2,159,194	$1,694,919

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

The Company reports oil and gas sales gross and, accordingly, includes net production, severance, and ad valorem taxes on the accompanying Consolidated Statements of Operations as a component of lease operating expenses. Sales taxes are collected from customers on sales of natural gas by TSM, and remitted to the appropriate state agency. Exploration accrues sales tax on applicable purchases of materials, and remits funds directly to the taxing jurisdictions.

17.	Financial Instruments

The Company’s financial instruments consist of cash, receivables, payables, long-term debt, oil and natural gas derivatives, and Series A and Series B Preferred Stock. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt as of December 31, 2013 and 2012 approximates fair value because the interest rate on this instrument is variable. The fair value of the oil and natural gas derivative instruments is included below in Note H – Commodity Derivative Instruments. The embedded derivative associated with each of the Series A and Series B Preferred Stock has been bifurcated and is carried at fair value and is further described in Note I – Series A and Series B Preferred Stock and Note J – Preferred Stock Derivative Liability.

18.	Accumulated Other Comprehensive Income

AOCI includes changes in equity that are excluded from the Consolidated Statements of Operations and were recorded directly into a separate section of equity on the Consolidated Balance Sheets. The Company’s AOCI shown on the Consolidated Balance Sheets and the Consolidated Statements of Changes in Equity consists of unrealized income and losses on cash flow hedges; however, Yuma discontinued hedge accounting effective January 1, 2013. AOCI is now comprised of the balance as of December 31, 2012 for the derivative instruments that qualified for hedge accounting at that time less those contracts that have expired since. AOCI will continue to be adjusted for the contracts as they settle.

19.	General and Administrative Expenses - Other

G&A expenses are reported net of amounts capitalized pursuant to the full cost method of accounting.

Reimbursements of G&A expenses, if received from working interest owners of producing oil and gas properties operated by the Company (COPAS, or Council of Petroleum Accountants Societies, overhead), are reported as a reduction to G&A expense. Reimbursements of G&A expenses, if received from joint venture participants in 3-D seismic acquisition surveys, are initially reported as a reduction of capitalized G&A expenses on the Consolidated Balance Sheets in the full cost pool caption “Not subject to amortization”.

20.	Stock-Based Compensation Plans

The Company adopted the 2011 Stock Option Plan on June 21, 2011 (see Note O – Stockholders’ Equity).

The Company adopted an Annual Incentive Plan for 2013 and 2012 (see Note R – Employee Benefit Plans).

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

21.	General and Administrative Expenses – Stock-Based Compensation

This includes payments to employees in Restricted Stock Awards and Restricted Stock Units. As such, these amounts are non-cash Company stock-based awards. See Note L – Stock Awards and Their Treatment for valuation and recognition procedures.

22.	Re-engineering and Workovers

One of the Company’s core business strategies is to perform a comprehensive field re-engineering and design to increase and maintain production, lower per-unit operating expenses, and improve field economics. Re-engineering projects are undertaken with the intent of lowering per-unit operating expenses and/or reducing field down-time. In addition, the Company seeks to implement more efficient production practices in order to increase production and/or arrest natural field production declines. These practices are often deployed in fields in connection with or in anticipation of further field development activities such as installation of secondary recovery operations or additional drilling. Workovers included within this category relate to significant non-recurring operations.

24.	Other Noncurrent Assets

Included in the noncurrent assets are deferred offering costs. During 2013, Yuma explored several options to go public, including a possible listing on the Australian Stock Exchange (“ASX”). To accomplish this, the Company engaged numerous legal, accounting, and reserve engineering specialists to assist in this process.

25.	Changes in Accounting Principles

Not Yet Adopted

In June 2013, the Financial Accounting Standards Board (“FASB”) ratified the Emerging Issues Task Force consensus which requires that an unrecognized tax benefit (or a portion thereof) be presented as a reduction to a deferred tax asset for an available net operating loss carryforward, a similar tax loss or tax credit carryforward. This accounting standards update is effective for Yuma beginning in the first quarter of 2014 and should be applied prospectively to unrecognized tax benefits that exist as of the effective date. Early adoption and retrospective application are permitted. Adoption of this accounting standards update will not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

In February 2013, an accounting standards update was issued to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, which are separately addressed within GAAP. An entity is required to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of 1) the amount the entity agreed to pay on the basis of its arrangement among its co-obligors and 2) any amount the entity expects to pay on behalf of its co-obligors. Disclosure of the nature of the obligation, including how the liability arose, the relationship with other co-obligors and the terms and conditions of the arrangement is required. In addition, the total outstanding amount under the arrangement, not reduced by the effect of any amounts that may be recoverable from other entities, plus the carrying amount of any liability or receivable recognized must be disclosed. This accounting standards update is effective for the Company beginning in the first quarter of 2014 and should be applied retrospectively for those in-scope obligations resulting from joint and several liability arrangements that exist at the beginning of 2014. Early adoption is permitted. Adoption of this accounting standards update will not have a significant impact on Yuma’s consolidated results of operations, financial position or cash flows.

Recently adopted

In February 2013, an accounting standards update was issued to improve the reporting of reclassifications out of accumulated other comprehensive income. This standard requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. This accounting standards update was effective for the Company beginning the first quarter of 2013. Adoption of this standard did not have a significant impact on Yuma’s consolidated results of operations, financial position or cash flows.

In December 2011, an accounting standards update designed to enhance disclosures about offsetting assets and liabilities was issued. Further clarification limiting the scope of these disclosures to derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions was issued in January 2013. The disclosures are intended to enable financial statement users to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. Entities are required to disclose both gross information and net information about in-scope financial instruments that are either offset in the statement of financial position or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset. These disclosures were effective for the Company beginning the first quarter of 2013 and must be made retrospectively for comparable periods. Adoption of this amendment did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

The FASB amended the reporting standards for comprehensive income in June 2011 to eliminate the option to present the components of AOCI as part of the statement of changes in stockholders’ equity. The new guidance allows companies only two choices for presenting net income and other comprehensive income: in a single continuous statement, or in two separate, but consecutive, statements. In the two statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of AOCI, and total comprehensive income. The amendments did not change the items that must be reported in AOCI or when an item of AOCI must be reclassified to net income. Adoption had no impact on the Company’s consolidated results of operations, financial position or cash flows, but only changed presentation of AOCI.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

In May 2011, the FASB issued an update amending the accounting standards for fair value measurement and disclosure, resulting in common principles and requirements under GAAP and International Financial Reporting Standards (“IFRS”). The amendments change the wording used to describe certain of the GAAP requirements either to clarify the intent of existing requirements, to change measurement or expand disclosure principles or to conform to the wording used in IFRS, and are applied prospectively for interim and annual periods beginning with the first quarter of 2012. The adoption of the amendments had no impact on the Company’s consolidated financial statements.

NOTE C – ADDISON ACQUISITION

On April 5, 2013, Yuma acquired approximately 51,460 net acres held by production adjacent to Yuma’s current 25,926 net acres in the Austin Chalk from Addison Oil, L.L.C. (“Addison”). This acquisition increased the Company’s acreage holdings in the Austin Chalk to over 77,000 net acres. The purchase price was $7.5 million, with an effective date of January 1, 2013. The Company granted a two percent overriding royalty to the sellers, and sellers have a right to participate in new wells or new side tracks for a twenty-five percent (25%) working interest. This acquisition complemented Yuma’s existing acreage position and substantially increased the Company’s number of proved undeveloped drilling locations and proved reserve value.

In conjunction with this acquisition, Yuma recorded $6,043,412 for the associated future asset retirements and $1,440,702 in suspended royalty and revenue obligations, net of related receivables.

NOTE D – ASSET RETIREMENT OBLIGATIONS

The Company records the cost of obligations associated with the retirement of tangible long-lived assets at fair value when the asset is acquired. The asset retirement obligations (“ARO’s”) are recorded as liabilities and the associated costs are capitalized as part of the related long-lived assets and then depreciated over the remaining useful lives. Changes in the liabilities resulting from the passage of time are recognized as operating (accretion) expenses and are allocated using the interest method. For Yuma, ARO’s relate to the abandonment of Exploration’s oil and gas producing facilities.

Since Exploration uses the full cost method, settlement recognition is impacted. If a liability is settled for an amount other than the recorded amount, an adjustment is made to the full cost pool, with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. In addition, Exploration carries ARO assets on the balance sheet as part of its full cost pool, and includes these ARO assets in its amortization base for the purposes of calculating depreciation, depletion and amortization expense. For the purposes of calculating the ceiling test, the future cash outflows associated with settling the ARO liability are excluded from the computation of the discounted present value of estimated future net revenues.

The net increase to ARO during 2013 from the Addison acquisition was $6,043,412. An initial Addison ARO estimate of $10,967,986 was recorded in the second quarter but the lives and costs were subsequently reevaluated with a resulting reduction of $4,924,574.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE D – ASSET RETIREMENT OBLIGATIONS – Continued

Asset Retirement Obligations

	December 31,	December 31,
	2013	2012

Beginning of year balance	$4,233,782	$3,795,027
Liabilities incurred during year	11,178,614	106,846
Liabilities settled during year	(1,278,774)	(371,717)
Accretion expense	668,497	265,323
Revisions in estimated cash flows	(4,104,440)	438,303

End of year balance	$10,697,679	$4,233,782

NOTE E – RECEIVABLES AND PAYABLES WITH AFFILIATES, CHIEF EXECUTIVE OFFICER AND EMPLOYEES

The following table provides information with respect to related party transactions with affiliates, the Chief Executive Officer (“CEO”) of the Company, and employees. The trade receivable from the CEO is primarily for invoiced costs on prospects and wells (see Note F – Related Party Transactions).

	December 31,	December 31,
	2013	2012

Receivables from affiliates, CEO and employees:
Current:
Yuma CEO	$135,080	$42,617
Employees	20,000	20,900

	155,080	63,517

Noncurrent:
Yuma Gas Corporation	95,634	93,141

Total	$250,714	$156,658

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE F – RELATED PARTY TRANSACTIONS

Chief Executive Officer

Effective August 15, 2011, the Company entered into a Working Interest Incentive Plan (“WIIP”) with the Company’s CEO, Samuel L. Banks. Under the WIIP, Mr. Banks may purchase:

●	Working interests in prospects from the Company or from unaffiliated third parties up to 2.5% of the Company’s working interest; and

●	Working interests in production acquisitions that the Company undertakes in an amount up to 5% of the aggregate cost of the interest to be acquired.

The purchase price for any interests acquired from the Company shall be determined using the same cost basis as the Company acquired such interest. The terms under which the Executive acquires any interests shall be no better than the terms agreed to by unaffiliated third parties.

Working interests acquired during 2013 and 2012 under this plan are listed below:

			Amount
Year	Well, prospect or project	W.I.	paid

2013	Austin Chalk	1.0000%	$9,412
2013	Addison Acquisition	2.0000%	150,000
2012	Sequoia	0.7366%	6,506
2012	Amazon	0.2260%	30,043
2012	Piranha	0.7106%	5,330
2012	Musial	0.7158%	5,726

Prior to the issuance of the Series A Preferred Stock in 2011, the Company declared the following distributions to the CEO and majority common stockholder:

●	All right, title and interest in and to 4,289 shares of Arelauquen Golf and Country Club S. A. (valued at $250,000 by the Company);

●
Rights to receive performance payments under that certain Asset Purchase and Sale Agreement dated January 28, 2010 by and among Texas Southeastern Gas Gathering Company, Yuma Energy, Inc., High Point Energy, LLC, and High Point Gas Gathering Company, L.P. The Company assigned no value to these performance payments, as there was no expectation that any of the contract bonus payment thresholds would be reached; and

●
An after project payout 17.5781% working interest in the Cote de Mer prospect (value to be determined at the time payout is reached and the interest is earned by the Company and the assignment is made to the CEO, no value was assigned by the Company since the initial test well in this prospect was in the process of being plugged and abandoned at year-end 2013).

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE F – RELATED PARTY TRANSACTIONS – Continued

In 2006, the Company entered into participation agreements with several unrelated industry participants under which it would receive a 20% back-in interest after payout to the participants and the CEO would receive a 5% back-in interest. The agreements were renegotiated in 2010 reducing the total back-in interest by 40% with the Company receiving 12.5% and the CEO receiving 2.5%. The project, named La Posada, achieved multiple discrete payouts during 2013 based on differing participant cost basis and the participants assigned the agreed working interests directly to the Company and the CEO at time of payout.

NOTE G – FAIR VALUE MEASUREMENTS

Certain financial instruments are reported at fair value on the Consolidated Balance Sheets. Under fair value measurement accounting guidance, fair value is defined as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants, i.e., an exit price. To estimate an exit price, a three-level hierarchy is used. The fair value hierarchy prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or a liability, into three levels (see the Fair Value section of Note B – Summary of Significant Accounting Policies). Yuma uses a market valuation approach based on available inputs and the following methods and assumptions to measure the fair values of its assets and liabilities, which may or may not be observable in the market.

Fair Value of Other Financial Instruments – The carrying values of financial instruments comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments.

Derivatives – The fair values of the Company’s commodity derivatives are based on third-party pricing models which utilize inputs that are either readily available in the public market, such as natural gas and oil forward curves and discount rates, or can be corroborated from active markets or broker quotes. These values are then compared to the values given by Yuma’s counterparties for reasonableness. The Company is able to value the assets and liabilities based on observable market data for similar instruments, which results in the Company using market prices and implied volatility factors related to changes in the forward curves. Derivatives are also subject to the risk that counterparties will be unable to meet their obligations. Because the Company’s derivative counterparty was BP at December 31, 2012 (and Société Générale starting in April 2013) (see Note H – Commodity Derivative Instruments and Note X – Subsequent Events), Yuma has not considered non-performance risk in the valuation of the Company’s derivatives.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE G – FAIR VALUE MEASUREMENTS – Continued

	Fair value measurements at December 31, 2013
		Significant
	Quoted prices	other	Significant
	in active	observable	unobservable
	markets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets:
Commodity derivatives - oil	$-	$818,637	$-	$818,637

Total assets	$-	$818,637	$-	$818,637

Liabilities:
Commodity derivatives - gas	$-	$472,564	$-	$472,564
Commodity derivatives - oil	-	423,217	-	423,217
Preferred stock derivative liability	-	-	51,290,414	51,290,414

Total liabilities	$-	$895,781	$51,290,414	$52,186,195

	Fair value measurements at December 31, 2012
		Significant
	Quoted prices	other	Significant
	in active	observable	unobservable
	markets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets:
Commodity derivatives - gas	$-	$348,430	$-	$348,430
Commodity derivatives - oil	-	107,812	-	107,812

Total assets	$-	$456,242	$-	$456,242

Liabilities:
Preferred stock derivative liability	$-	$-	$25,031,855	$25,031,855

Total liabilities	$-	$-	$25,031,855	$25,031,855

Derivative instruments listed above include collars, swaps, and 3-way collars. For additional information on the Company’s derivative instruments and derivative liabilities, see Note H – Commodity Derivative Instruments and Note J – Preferred Stock Derivative Liability.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE G – FAIR VALUE MEASUREMENTS – Continued

Debt – The Company’s debt is recorded at the carrying amount on its Consolidated Balance Sheets. For further discussion of the Company’s debt, please see Note N – Debt and Change in Banking Line and Agent Bank. The carrying amount of floating-rate debt approximates fair value because the interest rates are variable and reflective of market rates.

Asset Retirement Obligations (ARO’s) – The Company estimates the fair value of ARO’s based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO, amounts and timing of settlements, the credit-adjusted risk-free rate to be used and inflation rates. See Note D – Asset Retirement Obligations for a summary of changes in ARO’s.

A summary of the value and the changes in Yuma’s assets (liabilities) classified as Level 3 measurements during 2013 and 2012 is presented below:

Preferred
stock
derivative
liability

2013	$51,290,414
2012	25,031,855

Total change	$26,258,559

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS

Objective and Strategies for Using Derivative Instruments – In order to mitigate the effect of commodity price uncertainty and enhance the predictability of cash flows relating to the marketing of the Company’s crude oil and natural gas, Yuma enters into crude oil and natural gas price derivative instruments with respect to a portion of the Company’s expected production. The derivative instruments used include variable to fixed price commodity swaps, two-way and three-way collars.

The fixed price swap and two-way collar contracts entitle Yuma (floating price payor) to receive settlement from the counterparty (fixed price payor) for each calculation period in amounts, if any, by which the settlement price for the scheduled trading days applicable for each calculation period is less than the fixed strike price or floor price. Yuma would pay the counterparty if the settlement price for the scheduled trading days applicable for each calculation period is more than the fixed strike price or selling price. The amount payable by Yuma, if the floating price is above the fixed or selling price, is the product of the notional quantity per calculation period and the excess of the floating price over the fixed or ceiling price in respect of each calculation period. The amount payable by the counterparty, if the floating price is below the fixed or floor price, is the product of the notional quantity per calculation period and the excess of the fixed or floor price over the floating price in respect of each calculation period.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS – Continued

A three-way collar consists of a two-way collar contract combined with a put option contract sold by Yuma with a strike price below the floor price of the two-way collar. The Company receives price protection at the purchased put option floor price of the two-way collar if commodity prices are above the sold put option strike price. If commodity prices fall below the sold put option strike price, Yuma receives the cash market price plus the difference between the two put option strike prices. This type of instrument allows Yuma to capture more value in a rising commodity price environment, but limits the benefits in a downward commodity price environment.

While these instruments mitigate the cash flow risk of future reductions in commodity prices, they may also curtail benefits from future increases in commodity prices.

See Note G – Fair Value Measurements for a discussion of methods and assumptions used to estimate the fair values of the Company’s derivative instruments.

Counterparty Credit Risk – Derivative instruments expose Yuma to counterparty credit risk. The Company’s commodity derivative instruments at December 31, 2012 were with British Petroleum (“BP”) Corporation North America Inc., a subsidiary of BP Energy Company. Starting in April of 2013, all hedges were moved (novated) to Société Générale (“SocGen”). SocGen is rated “A” by Standard and Poor’s, “A2” by Moody’s, “A” by Fitch, and “AA” by BBRS. Commodity derivative contracts are executed under master agreements which allow Yuma, in the event of default, to elect early termination of all contracts. If Yuma chooses to elect early termination, all asset and liability positions would be netted and settled at the time of election.

Derivative instruments open as of January 1, 2014 are provided below. Natural gas prices are New York Mercantile Exchange (“NYMEX”) Henry Hub prices, and crude oil prices are NYMEX West Texas Intermediate, except for the oil swaps noted below that are based on Argus Light Louisiana Sweet.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS – Continued

	2014	2015		2016
	Settlement	Settlement		Settlement

NATURAL GAS (MMBtu):
3-way collars
Volume	779,285	2,377,371		1,122,533
Ceiling sold price (call)	$4.47	$4.47		$4.35
Floor purchased price (put)	$4.15	$4.00		$4.10
Floor sold price (short put)	$3.35	$3.25		$3.25

Swaps
Volume	2,189,984	458,622		-
Price	$4.08	$4.08		-

Reverse Swaps
Volume	142,233	293,234		-
Price	$4.27	$4.32		-

CRUDE OIL (Bbls):
3-way collars
Volume	50,900	89,512		70,263
Ceiling sold price (call)	$103.57	$104.36		$106.39
Floor purchased price (put)	$90.88	$86.49		$92.38
Floor sold price (short put)	$69.41	$65.82		$72.38

Swaps
Volume	276,126	-		-
Price	$94.07	-		-

Swaps at Argus Light Louisiana Sweet
Volume	22,816	-		-
Price	$99.40	-		-

Sold puts
Volume	54,000	-		-
Floor sold price (short put)	$70.00	-		-

Put Spread
Volume	-	27,588		-
Floor purchased price (put)	-	$90.00	*	-
Floor sold price (short put)	-	$75.00	*	-

* Contracts include a premium to be paid by Yuma of $5.56 per barrel as the contracts mature ($153,389 total premium). The premium is not included in these prices.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS – Continued

Derivatives for each commodity are netted on the Consolidated Balance Sheets as they are all contracts with the same counterparty. The following table presents the fair value and balance sheet location of each classification of commodity derivative contracts on a gross basis without regard to same-counterparty netting:

	Fair value as of
	December 31,	December 31,
	2013	2012

Asset commodity contracts:
Contracts designated as hedging instruments:
Current assets	$-	$800,407
Noncurrent assets	-	370,080

	-	1,170,487

Contracts not designated as hedging instruments:
Current assets	1,109,403	1,100,900
Noncurrent assets	2,861,225	636,748

	3,970,628	1,737,648

Liability commodity contracts:
Contracts designated as hedging instruments:
Current liabilities	-	(410,508)
Noncurrent liabilities	-	(383,650)

	-	(794,158)

Contracts not designated as hedging instruments:
Current liabilities	(1,786,535)	(1,035,917)
Noncurrent liabilities	(2,261,237)	(621,818)

	(4,047,772)	(1,657,735)

Total derivative instruments	$(77,144)	$456,242

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS – Continued

Sales of natural gas and crude oil on the Consolidated Statements of Operations are comprised of the following:

	Years ended December 31,
	2013	2012	2011

Sales of natural gas and crude oil	$28,235,413	$19,684,132	$18,083,210
Gains (losses) realized on commodity derivatives	(524)	228,557	639,380
Gains (losses) on ineffectiveness of cash flow hedges	-	712,681	273,786
Gains (losses) unrealized on non-qualifying commodity/derivatives	(231,886)	544,237	(41,939)
Amortized gains from benefit of sold qualified options	72,600	128,512	-
Amortized losses from cost of purchased nonqualified oil calls	-	(16,004)	-

Total sales of natural gas and crude oil	$28,075,603	$21,282,115	$18,954,437

A reconciliation of the components of accumulated other comprehensive income (loss) in the Consolidated Statements of Changes in Equity is presented below:

	2013		2012		2011
	Before tax	After tax	Before tax	After tax	Before tax	After tax

Balance, beginning of period	$437,140	$268,841	$(111,628)	$(68,651)	$864,190	$531,477
Net change in fair value	-	-	1,075,885	661,668	(1,071,796)	(659,155)
Gains reclassified to income	-	-	(398,604)	(245,141)	(198,885)	(122,314)
Proceeds from sale of commodity hedging instruments	-	-	-	-	294,863	181,341
Amortized gains from benefit of sold qualified options realized in income	(72,600)	(44,649)	(128,513)	(79,035)	-	-
Other reclassifications due to expired contracts previously subject to hedge accounting rules	(301,499)	(185,422)	-	-	-	-

Balance, end of period	$63,041	$38,770	$437,140	$268,841	$(111,628)	$(68,651)

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE I – SERIES A AND SERIES B PREFERRED STOCK

The Company is authorized to issue up to 50,000 shares of Series A Preferred Stock, par value $0.01 per share. During July 2011, the Company issued 14,605 shares of Series A Preferred Stock in connection with a private placement, realizing gross proceeds of $14,605,000 offset by offering expenses of $1,271,396 resulting in net proceeds of $13,333,604. The stated value and issue price of the Series A Preferred Stock is $1,000.00 per share and each share is convertible into one share of YEI’s common stock. The Series A Preferred Stock pays a cumulative dividend on a semi-annual basis of $30.00 per share out of funds legally available (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock and subject to increase as further described below) as declared by the Board of Directors. These dividends are cumulative from the date of issuance, whether or not such dividends are declared, and are payable semi-annually, when and as declared by the Board of Directors, on June 30 and December 31 in each year. At the election of the Board of Directors, the dividends on the Series A Preferred Stock may be paid in additional shares of Series A Preferred Stock. Since the Required Event, as defined below, had not occurred by September 30, 2013, the semi-annual dividend rate on the Series A Preferred Stock increased, commencing on October 1, 2013, to a semi-annual rate of $60.00. Further, since the Required Event had not occurred by December 31, 2012, March 31, 2013 or June 30, 2013, then on each date the Series A Conversion Price then in effect decreased by an amount such that the Series A Preferred Stockholders increased their aggregate ownership in the Company by one percent. The “Required Event”, or “Liquidity Event”, means the conversion of the Series A Preferred Stock to common stock and registration of these shares under the Securities Act of 1933, as amended, and the listing on a national securities exchange, quoted on the OTC Bulletin Board or quoted on the Pink Sheets. At December 31, 2012, the Company had not met the requirements of the Required Event and, as a result, the conversion rate to common stock for shares of Series A Preferred Stock changed from one to one to a conversion rate of one share of Series A Preferred Stock to 1.067579 shares of common stock, effectively providing a one percent increase in equity ownership in the Company to the Series A Preferred Stock stockholders. During 2013, the Company did not meet the requirements of the Required Event and, as a result of the required adjustments in the conversion rate at March 31, 2013 and June 30 2013, the conversion rate of one share of Series A Preferred Stock increased to 1.207101257 shares of common stock.

Unless prohibited by Delaware law governing distributions to stockholders, if the Required Event has not occurred on or before June 30, 2016, the Company shall offer to purchase all shares of the Series A Preferred Stock then outstanding at a price per share equal to the greater of (A) the Series A original issue price per share, plus any accrued but unpaid dividends, whether or not declared, together with any other dividends declared but unpaid, and (B) the fair market value of a single share of Series A Preferred Stock as determined by a third party appraiser.

The Company is authorized to issue up to 35,000 shares of Series B Preferred Stock, par value $0.01 per share. During July and August 2012, the Company issued 18,590 shares of Series B Preferred Stock in a private placement, realizing gross proceeds of $18,590,000 offset by offering expenses of $1,406,295, resulting in net proceeds of $17,183,705. The stated value and issue price of the Series B Preferred Stock was $1,000.00 per share, and each share is convertible into 0.508185 shares of common stock. The Series B Preferred Stock pays a cumulative dividend on a semi-annual basis of $30.00 per share out of funds legally available, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. Such dividend shall be cumulative from the date of issuance of the Series B Preferred Stock, whether or not such dividends are declared, and shall be payable semi-annually, when and as declared by the Board of Directors, on June 30 and December 31 in each year. At the election of the Board of Directors, the dividends on the Series B Preferred Stock may be paid in additional shares of Series B Preferred Stock. Unless prohibited by Delaware law governing distributions to stockholders, if the Required Event, as defined above, has not occurred by June 30, 2017, the Company shall offer to purchase all shares of the Series B Preferred Stock then outstanding, so long as no shares of the Series A Preferred Stock remain to be converted. If shares of the Series A Preferred Stock remain outstanding, then the conversion date for the Series B Preferred Stock will be extended for so long as any shares of Series A Preferred Stock have not been converted or the Company has not funded in full the offer to purchase pursuant to a Required Event.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE I – SERIES A AND SERIES B PREFERRED STOCK – Continued

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment may be made to the holders of the Series B Preferred Stock, an amount per share equal to the greater of (i) the original issue price, plus accrued but unpaid dividends or (ii) such amount per share as would have been payable had all shares of the Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. After the payment of all preferential amounts required to be paid to the holder of shares of Series A Preferred Stock, the holders of Series B Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, an amount per share equal to the greater of (i) the original issue price, plus any accrued but unpaid dividends thereon or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to such liquidation, dissolution or winding up.

The Series A and Series B Preferred Stock is presented on the Company’s balance sheet between Other Noncurrent Liabilities and Equity (the mezzanine section) since it has characteristics of both debt and equity. The carrying amount on the Company’s balance sheets represents the net proceeds increased by accretion of stock issue costs less the value at time of origination of the embedded conversion feature as described in Note J – Preferred Stock Derivative Liability. The accretion of issue costs increases the Preferred Stock by amortizing the costs to equity through the trigger date for the Company’s repurchase of such shares, June 2016 for Series A Preferred Stock and June 2017 for Series B Preferred Stock.

NOTE J – PREFERRED STOCK DERIVATIVE LIABILITY

The Company issued Series A Preferred Stock in July 2011 and Series B Preferred Stock in July and August 2012 with certain embedded anti-dilution provisions (embodied weighted average ratchet or reset provisions) which provide for conversion price adjustments (“down-round protection”) should additional shares of common or preferred stock be issued by the Company at a lower valuation than the valuation used at the time the Series A or Series B Preferred Stock was issued. In addition, the Series A and Series B Preferred Stock provides that the Company is obligated to repurchase these shares should the Required Event not occur by June 20, 2016 in the case of the Series A Preferred Stock and June 30, 2017 in the case of the Series B Preferred Stock. The down-round provision and the ability to “put” the stock back to the Company have the features of an option or derivative. The provisions of Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, require the Company to bifurcate the embedded derivative from the carrying value of the Series A and Series B Preferred Stock and record it on the Company’s balance sheet as a derivative liability, at fair value. Accordingly, at each reporting date, the Company must mark the derivative liability to estimated fair value, with the resulting changes being recognized in earnings. Management has elected to determine the fair value of this derivative using a Monte Carlo option pricing model with Level 3 inputs (see the Fair Value section of Note B – Summary of Significant Accounting Policies for Level 3 Valuation Techniques). The assumptions used are reviewed on a quarterly basis and are subject to change based primarily on Management’s assessment of the probability of various events. Accordingly, changes to these assessments could materially affect the valuation. After the initial valuation, changes in fair value are made with the increase or decrease flowing to the Consolidated Statements of Operations as “Change in fair value of preferred stock derivative liability”. Upon issuance of the Series A Preferred Stock in July 2011, the fair value of the associated derivative was $89.86 per share of Series A Preferred Stock, or an aggregate of $1,312,405. The December 31, 2013 and 2012 fair value of the Series A derivative was $2,581.00 and $1,565.00, respectively, per share of Series A Preferred Stock, or an aggregate of $40,361,678 and $22,856,825, respectively. Upon issuance of the Series B Preferred Stock in July and August 2012, the fair value of the associated derivative was $55.00 for July and $52.79 for August per share of Series B Preferred Stock, or an aggregate of $1,016,715. The December 31, 2013 and 2012 fair value of the Series B derivative was $556.00 and $117.00, respectively, per share of Series B Preferred Stock, or an aggregate of $10,928,736 and $2,175,030, respectively. At December 31, 2013, the level 3 inputs to the Monte Carlo option pricing model were an assumed valuation market value of equity of $266.5 million based on a discount to net asset value, resulting in a value per share on a fully diluted and as-converted bases of $3,099. The evaluation assumed a likely reverse merger or initial public offering with a probability of 25% in the second quarter, 60% in the third quarter and 20% in the fourth quarter of 2014, with some sale or other exit of the Company soon after 2014 if not completed in 2014. The volatility was assumed to be 36.55% and was derived from implied volatilities of a number of public companies (tickers: AXAS, CRK, CRZO, GDP, PQ, SFY, and WRES) adjusted for relatively lower amount of debt in Yuma at year-end 2013.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE K – PAYMENT OF PREFERRED DIVIDENDS IN KIND

On June 30, 2013 and December 31, 2013, the Company elected to pay the semi-annual dividends to the preferred stockholders in additional preferred shares (in kind), with cash payments being made in lieu of any fractional shares. The following shares and cash payments were issued to the existing preferred stockholders as of the record dates:

	June 30, 2013		December 31, 2013
	Additional		Additional
	preferred	Cash	preferred	Cash
	shares	payments	shares	payments

Series A Preferred Stock	403	$35,150	630	$45,360
Series B Preferred Stock	533	$24,700	533	$40,690

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE K – PAYMENT OF PREFERRED DIVIDENDS IN KIND – Continued

The payment in kind to preferred stockholders was recorded at fair value using the valuation of the common stock performed by an outside consulting firm as further described in Note G – Fair Value Measurements, at the preferred conversion rate to common stock as of June 30, 2013 and December 31, 2013. Components of the total fair value of $5,412,281 for the preferred stock dividends consist of:

	June 30, 2013		December 31, 2013
	Additional		Additional
	preferred	Dividends	preferred	Dividends
	shares	in kind	shares	in kind

Series A Preferred Stock	403	$1,431,938	630	$2,347,583
Series B Preferred Stock	533	$796,607	533	$836,153

YEI issued the above additional preferred shares to each class of preferred stock. The outstanding shares after the preferred dividend in kind are as follows:

	Preferred	Preferred	Preferred	Preferred
	shares	stock	stock	shares
	outstanding	dividend	dividend	outstanding
	prior to	June 30,	December 31,	at December 31,
	dividend	2013	2013	2013

Series A Preferred Stock	14,605	403	630	15,638
Series B Preferred Stock	18,590	533	533	19,656

NOTE L – STOCK AWARDS AND THEIR TREATMENT

Under the terms of the 2011 Stock Option Plan (See Note O – Stockholders’ Equity), on April 1, 2013, the Company issued 1,278 Restricted Stock Awards (“RSA’s”) to employees that vest one-third immediately, one-third at December 31, 2013 and one-third at December 31, 2014 subject to the successful completion of a Liquidity Event and any underwriter lock-up period. Should an employee leave the Company, any unvested RSA’s are forfeited.

On April 1, 2013, the Company granted 236 RSA’s to employees in lieu of cash awards for 2012 under the Annual Incentive Plan (see Note R – Employee Benefit Plans) that vest immediately at the completion of a Liquidity Event and any underwriter lock-up period, but no later than June 30, 2016. These RSA’s are not forfeited should the employee leave the Company and have therefore been recorded at the same per share valuation determined in conjunction with the valuation of the derivative liability as of March 31, 2013. These rewards are equity-based and compensation expense is calculated as the number of shares awarded multiplied by the value calculated for each share by the outside valuation consultant as of the date of issue. Once the value has been recorded, it does not change in subsequent periods.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE L – STOCK AWARDS AND THEIR TREATMENT – Continued

On April 1, 2013, the Company granted 33 RSA’s to the then non-employee members of the Board of Directors with a vesting schedule of one-third immediately, one-third at December 31, 2013 and one-third at December 31, 2014 subject to the completion of a Liquidity Event and any underwriter lock-up period. Should a Director leave the Board, any unvested shares are forfeited.

On April 1, 2013, the Company granted 225 RSA’s to Mr. Volk, a Board member, and long-term advisor to the Company. The vesting period for this award is one-third immediately, one-third at December 31, 2013 and one-third at December 31, 2014 subject to the completion of a Liquidity Event and any underwriter lock-up period. Should Mr. Volk leave the Board, any unvested shares are forfeited.

On June 1, 2013, the Company issued 1,173 RSA’s to employees that vest one-third at December 31, 2013, one-third at December 31, 2014 and one-third at December 31, 2015 subject to the successful completion of a Liquidity Event and any underwriter lock-up period. Should an employee leave the Company, any unvested shares are forfeited.

A Liquidity Event shall occur upon the closing of an initial public offering raising gross proceeds of at least $40 million or a sale of YEI’s common stock under the Securities Act of 1933, and the listing on a national securities exchange, quoted on the OTC Bulletin Board or quoted on the Pink Sheets.

A summary of the status of the RSA’s and changes during 2013 is presented below.

	Number of	Weighted
	unvested	average
	RSA	grant-date
	shares	fair value

Unvested shares as of January 1, 2013	-
Granted on April 1, 2013	1,278	$2,062 per share
Granted on April 1, 2013	236	$2,062 per share
Granted on April 1, 2013	33	$2,062 per share
Granted on April 1, 2013	225	$2,062 per share
Granted on June 1, 2013	1,173	$3,289 per share
Vested	-
Forfeited	(206)	$2,670 per share

Unvested shares as of December 31, 2013	2,739	$2,542 per share

On April 1, 2013, the Company granted 163 Restricted Stock Units or “RSU’s”. In order to vest, an employee must have continuous service with the Company from time of issue through April 1, 2016, the Vesting Date. The shares may be settled in cash and do not require the eventual issuance of common stock (although it is an election available to the Company); consequently, the rewards are liability based and the booked valuation will change as the market value for common stock (as determined by an outside consulting firm) changes. Compensation expense will be recognized over the three-year vesting period.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE L – STOCK AWARDS AND THEIR TREATMENT – Continued

A summary of the status of the unvested shares of RSU’s and changes during 2013 is presented below.

	Number of	Weighted
	unvested	average
	RSU	grant-date
	shares	fair value

Unvested shares as of January 1, 2013	-
Granted on April 1, 2013	163	$2,062 per share
Vested	-
Forfeited	(5)	$2,062 per share

Unvested shares as of December 31, 2013	158	$2,062 per share

NOTE M – EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Potential common stock equivalents are determined using the “if converted” method.

Potentially dilutive securities for the computation of diluted weighted average shares are as follows:

	Twelve months ended
	December 31,
	2013	2012	2011

Series A Convertible Preferred Stock	17,119	14,608	7,312
Series B Convertible Preferred Stock	9,585	4,050	-
Restricted Stock Awards	1,940	-	-
Restricted Stock Units	121	-	-

	28,765	18,658	7,312

The Company excludes stock options and other stock-based awards whose effect would be anti-dilutive from the calculation. For the years ended December 31, 2013, 2012 and 2011, adjusted earnings were losses, therefore common stock equivalents were excluded from the calculation of diluted net loss per common share, as their effect was anti-dilutive.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE N – DEBT AND CHANGE IN BANKING LINE AND AGENT BANK

	December 31,	December 31,
	2013	2012

Variable rate revolving credit facility payable to Société Générale and OneWest Bank, FSB, maturing May 20, 2017, with possible acceleration (see below), secured by oil and natural gas reserves held by Yuma Exploration and Production Company, Inc. and guaranteed by YEI.	$31,215,000	$-

Variable rate revolving credit facility payable to Union Bank, N.A. and Amegy Bank National Association, maturing August 10, 2015, secured by oil and natural gas reserves held by Yuma Exploration and Production Company, Inc. and guaranteed by YEI.	-	17,875,000

Installment loan due February 28, 2014, originating from the financing of insurance premiums at 4.29% interest rate.	178,027	-

Installment loan due March 1, 2013, originating from the financing of insurance premiums at 3.24% interest rate.	-	183,601

	31,393,027	18,058,601
Less: Current portion	(178,027)	(183,601)

Total long-term debt	$31,215,000	$17,875,000

On August 10, 2011, Exploration entered into a $125 million syndicated senior credit facility with Amegy Bank National Association (“Amegy”) as Administrative Agent. The facility was for four years, with a maturity of August 10, 2015. The maximum available under the revolving credit facility is determined by a formula based on the discounted value of the producing and non-producing crude oil and natural gas reserves (the borrowing base). Interest on the facility accrued at Yuma’s option based on prime as published by the Wall Street Journal, or a rate based on London Interbank Offering Rate (“LIBOR”).

The prime and LIBOR base rates were increased by the following margins:

		LIBOR
Borrowing base utilization	Prime margin	margin

Utilization > 75%	1.25%	3.50%
50% < utilization < 75%	1.00%	3.25%
25% < utilization < 50%	0.75%	3.00%
Utilization < 25%	0.50%	2.75%

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE N – DEBT AND CHANGE IN BANKING LINE AND AGENT BANK – Continued

On September 24, 2012, the credit facility was amended whereby Union Bank N. A. (Union) came in as a participant at 64% (Amegy reduced to 35%) and took over from Amegy as Administrative Agent. Amegy, however, has remained Yuma’s bank for regular operational banking functions. The amendment changed the interest rate margins as follows:

		LIBOR
Borrowing base utilization	Prime margin	margin

Utilization > 90%	2.00%	3.00%
75% < utilization < 90%	1.75%	2.75%
50% < utilization < 75%	1.50%	2.50%
Utilization < 50%	1.25%	2.25%

On February 13, 2013, the credit facility was further amended to bring SocGen in as a new participant and as a replacement for Union as the Administrative Agent, and to remove Amegy from the syndication (although still remaining Yuma’s bank for operations). The participation allocation became 68.75% for SocGen and 31.25% for Union. The new interest rate margins are as follows:

		LIBOR
Borrowing base utilization	Prime margin	margin

Utilization > 90%	2.25%	3.25%
75% < utilization < 90%	2.00%	3.00%
50% < utilization < 75%	1.75%	2.75%
25% < utilization < 50%	1.50%	2.50%
Utilization < 25%	1.25%	2.25%

On May 20, 2013, a third amendment to the credit agreement brought in OneWest Bank, FSB (“OneWest”) to replace Union with new participation equal for SocGen and OneWest at 50/50. With the new amendment, the credit agreement now matures May 20, 2017; provided, however, that if the Series A Preferred Stock is not terminated or the redemption date of that series is not extended past May 20, 2018, and changed on or prior to January 1, 2016, the maturity date of the credit agreement accelerates to no later than April 30, 2016.

On September 27, 2013, the Borrowing Base Redetermination Agreement and Assignment brought in View Point Bank, N.A. (“View Point”) as a third lender in the credit agreement. Participating percentages are now 37.5% for SocGen, 37.5% for OneWest and 25% for View Point.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE N – DEBT AND CHANGE IN BANKING LINE AND AGENT BANK – Continued

Costs paid to SocGen to bring them into the syndicate include a $150,000 arrangement fee, an $88,000 upfront fee, and $87,598 in attorney fees. Costs paid to replace Union with OneWest were a $50,000 arrangement fee and a $216,000 upfront fee and $37,061 in attorney fees. On September 27, 2013, Yuma paid SocGen a $24,000 redetermination fee whereby the borrowing base was increased $4 million to $40 million. Attorney fees for the redetermination were $4,080. All these costs are being amortized over the life of the loan. SocGen was also paid an annual administrative fee of $25,000 to be amortized over the year. The unamortized Amegy and Union costs of $123,925 and $189,727 were written off immediately upon their exit from the syndicate. SocGen also required all commodity hedges be moved from BP to SocGen and charged a fee of $175,000 for the novation. This fee was fully expensed.

Cash paid for interest year ended December 31, 2013 to Union as administrator was $74,839 and to SocGen as administrator was $870,718. All the interest paid to Union was prime-based at 4.75%. On June 14, 2013, $5,000,000 of outstanding debt was converted to LIBOR and on July 15, another $15,000,000 was converted to LIBOR. Except for a brief period (November 15th to December 5th) when only $5,000,000 was in LIBOR, Yuma has kept $20,000,000 in LIBOR. Yuma’s all-in rates for LIBOR have ranged from 2.92% to 3.21% per annum. SocGen interest rates for prime-based debt have primarily been 5% with two short periods (46 days and 8 days) at 5.25% per annum.

Cash paid to Union as the Administrative Agent for both participating banks for interest during 2012 was $201,731 and was prime-based. Costs to amend the credit agreement in 2012 paid to Union to bring them in with Amegy were $150,000 for upfront facility fees and $88,916 for attorneys and other professional fees. The Union start-up fees were being amortized along with the Amegy fees until the original maturity date.

During 2012 until September 24, 2012 while Amegy was the lone participating bank, Yuma elected the LIBOR option on a portion of the revolver starting January 23, 2012 through May 23, 2012. LIBOR-based debt started at $2 million and went to $12 million on February 21, 2012 for one day and was $10 million from the next day, February 22, 2012, through May 23, 2012. LIBOR-based rates for Yuma during this period ranged from 3.2789% to 3.7789% per annum. Otherwise, interest was prime based at 3.75% to 4.5% per annum for 2012 up until the credit facility was amended to bring in Union as a participating bank and new Administrative Agent. Cash paid to Amegy during 2012 up until that date was $428,259 prime-based and $97,269 LIBOR-based.

The terms of the loan agreement require Exploration to meet a specific current ratio, interest coverage ratio, and a funded debt to EBITDA ratio. In addition, the facility requires the guarantee of YEI. Exploration was in compliance with the loan covenants as of December 31, 2013.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE N – DEBT AND CHANGE IN BANKING LINE AND AGENT BANK – Continued

Cash paid to loan administrators for commitment fees consists of the following:

	Year ended	Year ended
	December 31,	December 31,
	2013	2012

SocGen	$52,431	$-
Union	3,679	16,452
Amegy	-	52,994

	$56,110	$69,446

Aggregate principal payments based on Yuma’s current borrowings as of December 31, 2013 for the next five years are shown below:

2014	$178,027
2015	-
2016	-
2017	31,215,000
2018	-

NOTE O – STOCKHOLDERS’ EQUITY

1.	Common Stock

The Company is authorized to issue up to 130,000 shares of common stock, par value $0.01. With the issuance of the Series A Preferred Stock, each then-outstanding share of common stock (1,141 shares) was converted into 47.3269 shares of common stock (54,000 total shares). The holders of common stock are entitled to one vote for each share of common stock, except as otherwise required by law; holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of the Preferred Stock. So long as any shares of Series A or Series B Preferred Stock are outstanding, no dividends may be declared or paid or set apart for payment and no other distribution may be declared or made or set apart for payment, in each case except for certain property distributions as defined in the Certificate of Incorporation, and detailed in Note F – Related Party Transactions.

2.	2011 Stock Option Plan

Effective June 21, 2011, the Company adopted the 2011 Stock Option Plan (“Stock Plan”). The Stock Plan provides, among other things, for the granting of up to 6,000 shares of common stock as awards to key employees, officers, directors, and consultants of the Company by the Board of Directors. An award may take the form of stock options, stock appreciation rights (“SARS”), or restricted stock.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE P – INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment for financial reporting versus income tax reporting. The deferred taxes represent the future tax return consequences of those differences that will either be taxable or deductible when the differences in the basis of assets and liabilities reverse.

The Company recognizes and measures income tax benefits that are more likely than not to be sustained on eventual examination or settlement. Deferred tax assets are recorded to the extent the Company believes these assets will more likely than not be realized.

The Company does not have any unrecognized tax benefits for the years 2013 and 2012. In addition, the Company does not anticipate any unrecognized tax benefits during the next twelve months from the report date, April 24, 2014.

The Company did not incur any income tax deficiencies during 2011, 2012, and 2013, and therefore had no interest or penalties assessed during the years ended December 31, 2011, 2012, and 2013.

The tax years of the Company that remain subject to examination by the Internal Revenue Service and other tax authorities are 2010, 2011, 2012, and 2013.

The Company follows the liability and asset approach in accounting for income and state franchise taxes as required by the provisions of FASB concerning accounting for income taxes. Deferred tax liabilities and assets are determined using the tax rates for the period in which those accounts are expected to be paid or received.

Provisions for income taxes are composed of the following for the years ended December 31, 2013, 2012 and 2011:

	December 31,	December 31,	December 31,
	2013	2012	2011

Continuing operations:
Current income taxes:
Federal	$-	$-	$-
State	-	-	-

Total	-	-	-

Deferred income taxes (benefit):
Federal	2,705,688	2,744,068	769,573
State	374,584	354,241	83,923

Total	3,080,272	3,098,309	853,496

Total taxes (benefit) on income	$3,080,272	$3,098,309	$853,496

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE P – INCOME TAXES – Continued

Deferred tax liabilities (assets) that are recognized for the estimated future tax effects attributable to temporary differences and carryforwards at year-end are as follows:

	December 31,	December 31,
	2013	2012

Current:
Deferred tax asset (stock based compensation)	$146,964	$-

Noncurrent:
Deferred tax liability (hedges)	$24,262	$168,297
Deferred tax liability from excess of book basis over tax basis of certain assets including property, plant and equipment	23,116,582	16,307,945

	23,140,844	16,476,242

Stock based compensation	(27,079)	-
Alternative minimum tax credit carryforwards	(121,686)	(121,686)
Net operating loss carryforwards	(9,831,874)	(6,277,264)

Deferred tax asset	(9,980,639)	(6,398,950)

Net deferred tax liability	$13,160,205	$10,077,292

The deferred tax assets at December 31, 2013 and 2012 of $9,980,639 and $6,398,950, respectively, consist of deductible temporary differences related to operating loss carryforwards, unrealized losses from oil and gas hedges, and tax credit carryforwards and stock based compensation generated by the consolidated group:

Year NOL	NOL	Year of
generated	remaining	expiration

2013	$9,472,693	2034
2012	8,082,421	2033
2011	5,511,938	2032
2009	4,844,318	2030
2007	1,095,474	2028
2002	3,050,662	2023

Total	$32,057,506

The tax provisions differ from the amounts that would be calculated by using federal statutory rates of 35 percent to calculate income taxes because (i) no tax benefit has been recognized for nondeductible operating expenses; (ii) the Companies are subject to various state income taxes; and (iii) the tax provisions consider the effect of graduated rates.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE P – INCOME TAXES – Continued

When the Company believes that it is more likely than not that a net operating loss or credit carryforward may expire unused, it establishes a valuation allowance against the loss or credit. No valuation allowance has been established as of December 31, 2013 or 2012. Income taxes are allocated among the companies in the consolidated group on the basis of the tax effect each company contributed to income taxes for the years 2013 and 2012.

NOTE Q – CONTINGENCIES

1.	Certain Legal Proceedings

From time to time, the Company is party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a potential material adverse effect on the Company’s financial condition, results of operations, or cash flows.

2.	Environmental Remediation Contingencies

As of December 31, 2013 and 2012, there were no known environmental or other regulatory matters related to the Company’s operations that were reasonably expected to result in a material liability to the Company. The Company’s operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.

Yuma has been named as one of 97 defendants in a matter entitled Board of Commissioners of the Southeast Louisiana Flood Protection Authority – East, Individually and As the Board Governing the Orleans Levee District, the Lake Borgne Basin Levee District, and the East Jefferson Levee District v. Tennessee Gas Pipeline Company, LLC, et al., Civil District Court for the Parish of Orleans, State of Louisiana, No. 13-6911, Division “J” - 5, now removed as Civil Action No. 13-5410, before the United Stated District Court, Eastern District of Louisiana. Plaintiff filed the suit on July 24, 2013 seeking damages and injunctive relief arising out of defendants’ drilling, exploration, and production activities from the early 1900s to the present day in coastal areas east of the Mississippi River in Southeast Louisiana.

The suit alleges that defendants’ activities have caused “removal, erosion, and submergence” of coastal lands resulting in significant reduction or loss of the protection such lands afforded against hurricanes and tropical storms. Plaintiff alleges that it now faces increased costs to maintain and operate the man-made hurricane protection system and may reach the point where that system no longer adequately protects populated areas.

Plaintiff lists hundreds of wells, pipelines, and dredging events as possible sources of the alleged land loss. Yuma is named in association with 11 wells, four rights-of-way, and one dredging permit. The suit does not specify any deficiency or harm caused by any individual activity or facility.

Although the suit references various federal statutes as sources of standards of care, plaintiff claims that all causes of action arise under state law: negligence, strict liability, natural servitude of drain, public nuisance, private nuisance, and as third-party beneficiary under breach of contract.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Q – CONTINGENCIES – Continued

The lawsuit is in its early stages. No broad activity is expected until after the federal court decides whether to remand the matter to state court. The court retaining jurisdiction will then set a scheduling order under which preliminary motions will be heard, likely over the next several months. Potential motions to dismiss are numerous, including, challenges to plaintiff’s right to bring suit, no cause of action, and improper parties. At this time, the Company cannot predict the outcome of this case and, in Management’s opinion, assess any potential liability; therefore no liability has been recorded on the Company’s books.

NOTE R – EMPLOYEE BENEFIT PLANS

The Company has a defined contribution 401(k) plan (the “Plan”) for its qualified employees. Employees may contribute any amount of their compensation to the Plan, subject to certain Internal Revenue Service annual limits and certain limitations for employees classified as high income. The Plan provides for discretionary matching contributions by the Company, and the Company currently provides a match for non-highly compensated employees only at a rate of 100 percent of each employee’s contribution up to 4 percent of the employee’s base salary. The Company contributed $33,412 and $32,120 under this policy for 2013 and 2012, respectively.

The Company provides medical, dental, and life insurance coverage for both employees and dependents, along with long-term disability and accidental death and dismemberment coverage for employees only. The Company pays the full cost of coverage for all insurance benefits except medical. The Company’s contribution toward medical coverage is 85 percent for the employee portion of the premium, and a variable percentage of the dependent portion, depending on employee compensation levels.

The Company offers paid vacations to employees in time increments determined by longevity and individual employment contracts. The Company policy provides a limited carry forward of vacation time not taken during the year. The Company recorded an accrued liability for compensated absences of $123,406 and $118,201 for 2013 and 2012, respectively.

The Company maintains employment contracts with members of its exploration staff and with certain key employees of the Company. As of December 31, 2013, future employment contract salary commitments were $1,562,833, excluding automatic renewals, evergreen and month-to-month provisions, and potential Annual Incentive Plan awards as described below.

The Company adopted a Stock Plan as described in Note O – Stockholders’ Equity.

During December 2011, the Company adopted an employee Annual Incentive Plan (“AIP”). Under the AIP, the Board of Directors establishes certain performance metrics by which Management is to be measured annually. These metrics are changed each year and awards of either restricted stock, cash, or some combination of both may be made to members of the Company’s management team. The Board will meet during 2014 to evaluate the Company’s management team and determine any awards that may be due for 2013 (see Note X – Subsequent Events). To the extent compensation costs relate to employees directly involved in exploration and development activities, such amounts are capitalized to oil and natural gas properties. Amounts not capitalized to oil and natural gas properties are recognized as general and administrative expense.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE S – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, CONCENTRATIONS OF CREDIT RISK, AND CONCENTRATIONS IN GEOLOGIC PROVINCES

1.	Off-Balance Sheet Risk

The Company does not consider itself to have any material financial instruments with off-balance sheet risks.

2.	Concentrations of Credit Risk

The Company maintains cash deposits with banks that at times exceed applicable insurance limits. The Company reduces its exposure to credit risk by maintaining such deposits with high quality financial institutions. The Company has not experienced any losses in such accounts.

Substantially all of Exploration’s accounts receivable result from oil and natural gas sales, joint interest billings and prospect sales to oil and gas industry partners. This concentration of customers, joint interest owners and oil and gas industry partners may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic and other conditions. Such receivables are generally not collateralized; however, certain crude oil purchasers have been required to provide letters of guaranty from their parent companies.

3.	Concentrations in Geologic Provinces

The Company has a significant portion of its crude oil production and associated infrastructure concentrated in St. Bernard Parish, Louisiana. These properties are in state waters and as such, have exposure to named windstorms. The Company carries appropriate property coverage limits, but does not carry business interruption coverage for the potential lost production. The Company has changed its strategic direction to onshore geological provinces with little or no hurricane exposure.

NOTE T – OTHER DISCLOSURES

1.	Other Income (Expense)

	December 31,	December 31,	December 31,
	2013	2012	2011

Louisiana sales tax settlement	$(44,149)	$-	$-
Louisiana Mineral Board audit	(23,686)	-	-
Write off of liabilities net of assets	-	-	265,656
Private equity expenses	-	-	(96,810)
Other	(5,118)	(1,039)	(2,550)

Total	$(72,953)	$(1,039)	$166,296

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE T – OTHER DISCLOSURES – Continued

2.	Other Receivables

	December 31,	December 31,
	2013	2012

Debit balances for trade payables	$163,802	$-
Blowout insurance premium adjustment	162,075	-
Refund from PPI for duplicate charges	89,544	89,544
Cash flow hedge settlement	-	44,064
Parish sales tax refund	-	14,375
Other	2,429	3,555

Total	$417,850	$151,538

3.	Prepayments

	December 31,	December 31,
	2013	2012

Insurance	$209,415	$185,890
Exploration and drilling costs	187,145	1,015,904
Software maintenance agreements	14,099	78,092
Other subscriptions	13,560	4,282
Software licenses	8,593	5,819
Geological well database subscription	-	12,375
Other	1,179	1,179

Total	$433,991	$1,303,541

4.	Other Current Deferred Charges

	December 31,	December 31,
	2013	2012

Loan fees	$162,416	$133,893
Primary office space rent	-	12,554

Total	$162,416	$146,447

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE T – OTHER DISCLOSURES – Continued

5.	Other Noncurrent Assets

	December 31,	December 31,
	2013	2012

Deferred offering costs	$1,257,160	$-
Loan fees	384,953	211,997
Security deposits on leased office and storage spaces	7,300	7,300

Total	$1,649,413	$219,297

6.	Other Accrued Liabilities

	December 31,	December 31,
	2013	2012

Salaries and bonuses	$184,072	$427,478
Severance taxes	170,531	4,045
Accounting and audit	158,368	118,648
Vacation	123,406	118,201
Pre-initial public offering expenses	259,223	-
Sales and use tax	98,818	30,683
Fees for commodity hedging advisor	62,631	-
Interest expense	46,946	2,460
Commodity hedge settlement	21,463	-
Louisiana sales tax audit (contested)	-	217,721
Louisiana Mineral Board audit (contested)	-	56,158
Franchise taxes	-	1,523
Other	1,825	1,532

Total	$1,127,283	$978,449

7.	Other Noncurrent Deferred Credits

	December 31,	December 31,
	2013	2012

Fees for commodity hedging advisor	$69,998	$-
Primary office space rent	-	11,761

Total	$69,998	$11,761

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE U – SALES TO MAJOR CUSTOMERS

Yuma generally sells crude oil and natural gas to numerous customers on a month-to-month basis. In 2013, four customers accounted for approximately 78 percent of unaffiliated oil and gas sales. In 2012, four customers accounted for approximately 79 percent of unaffiliated oil and gas sales, and in 2011, approximately 65 percent of unaffiliated oil and gas sales were made to three customers.

NOTE V – LEASES

Yuma leases its primary office space of 15,180 square feet for $26,565 per month, plus $50 per month for each employee or contractor parking space. The lease term, as amended on July 30, 2010, expires on December 31, 2017. On November 1, 2012, the monthly rent reduced to $21,821 on a triple-net basis, and then escalates by 1.45 percent for the period November 1, 2013 through October 31, 2014. The lease then escalates by approximately 2.8 percent each year thereafter

Yuma currently leases approximately 2,000 square feet of office space at an off-site location as a storage facility. The current lease was effective December 28, 2004, and expired on January 31, 2012. The Company extended this lease for two additional years at the same terms. The lease called for a security deposit of $1,300, and monthly rent of $1,455 commencing on February 1, 2012.

Aggregate rental expense for 2013, 2012 and 2011 was $534,275, $378,192 and $367,212, respectively. As of December 31, 2013, future minimum rentals under all noncancellable operating leases are as follows:

2014	$523,521
2015	531,083
2016	520,762
2017	525,492
2018	2,197

NOTE W – DISCONTINUED OPERATIONS

Texas Southeastern Gas Gathering Company (“TSEGG”) was a wholly owned subsidiary of YEI and operated approximately 76 miles of gathering lines in Louisiana. On March 12, 2010, TSEGG closed on the sale of its pipeline assets located in Cameron, Iberville, Plaquemine and St. Bernard Parishes, Louisiana, for total proceeds of $7.5 million. The sale was effective January 1, 2010, and resulted in the recognition of a gain on the sale of $3,957,057 after estimated taxes of $2,633,524. Accordingly, the Company’s financial statements have been prepared with the net assets and liabilities, results of operations, and cash flows of this entity displayed separately as “discontinued operations.”

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE W – DISCONTINUED OPERATIONS – Continued

The terms of the sale call for an “Earn Out” calculation for each of the successive five years whereby the Company can earn $100,000, $250,000, or $500,000 if the revenues from the pipeline assets surpass certain prescribed hurdles. The total maximum “Earn Out” payments for the five years may not exceed $2.5 million. For 2013, 2012 and 2011, the revenues did not surpass any of the hurdles necessary to generate an “Earn Out” payment to TSEGG. Prior to the dissolution of TSEGG, the rights under the “Earn Out” provision were assigned to the Company’s CEO (see Note F – Related Party Transactions).

A summary of the results of operations of the discontinued company follows:

	December 31,	December 31,	December 31,
	2013	2012	2011

Results of operations:
Gas transportation revenue	$-	$-	$-
Operations and maintenance	-	-	-
General and administrative	-	-	(110,211)
Depreciation and amortization	-	-	-

Income (loss) from operations	-	-	(110,211)

Gain on sale of pipeline assets	-	-	-
Other income (expense)	-	-	(8,755)

Net income (loss) before taxes	-	-	(118,966)
Income tax expense (benefit)	-	-	(100,928)

Income from discontinued operations	$-	$-	$(18,038)

TSEGG was formally dissolved as of December 31, 2011. Subsequent to the dissolution, there are no reported current or noncurrent liabilities of discontinued operations for 2013 or 2012, and no income from discontinued operations in 2013 or 2012.

NOTE X – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 24, 2014, the date these financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements, except as noted below or already recognized or disclosed.

1.	Agreement and Plan of Merger and Reorganization with Pyramid Oil Company

On February 6, 2014, Pyramid Oil Company (“Pyramid”) and Yuma jointly announced a definitive merger agreement (the “merger agreement”) for an all-stock transaction. The transaction is subject to the approval of the stockholders of Yuma’s common stock and each class of Preferred Stock, and the stockholders of Pyramid.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE X – SUBSEQUENT EVENTS – Continued

As part of the merger, Pyramid will reincorporate as a Delaware corporation and change its name to Yuma Energy, Inc. Under the terms of the merger agreement, Pyramid will issue an aggregate of 66,336,701 shares of newly issued Pyramid common stock, subject to certain adjustments, to Yuma stockholders, resulting in former Yuma stockholders owning approximately 93 percent of the post-merger company. The transaction is expected to qualify as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code. Pyramid common stock is traded on the NYSE MKT under the symbol “PDO”. Upon closing, all Yuma executive officers and directors will assume the same roles with the combined company. The transaction is expected to close mid-2014.

2.	Deferred Offering Costs

As a result of the merger agreement with Pyramid Oil Company, the expenses of approximately $1.3 million incurred by the Company in exploring several alternative options to go public will be written off during the first quarter of 2014.

3.	Annual Incentive Plan Awards for 2013 and Restricted Stock Awards

During the March 6, 2014 meeting of the Board of Directors, the AIP awards for performance in 2013 were evaluated and approved. Participants will be offered the choice of cash, restricted stock, or a combination of cash and restricted stock. No shares of restricted stock will vest until the Company has a Liquidity Event.

During the March 6, 2014 meeting, the Board also awarded 22 shares of restricted stock to two non-employee members of the Board and awarded 237 shares of restricted stock to two employees. All of these awards have three year vesting schedules and all are subject to the occurrence of a Liquidity Event prior to vesting.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION,DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

1.	Costs Incurred

Costs incurred in oil and natural gas property acquisition, exploration and development activities, all of which are conducted within the continental United States, are summarized below:

	December 31,	December 31,	December 31,
	2013	2012	2011

Property acquisition costs - unproved	$3,865,932	$17,025,756	$4,815,285
Property acquisition costs - proved	8,539,134	1,800,385	(186,273)
Sales proceeds - unproved	(679,266)	(1,386,649)	-
Sales proceeds - proved	(718,000)	-	-
Exploration costs	2,504,087	4,931,623	2,090,462
Development costs	11,910,179	7,699,903	3,922,267
Capitalized asset retirements costs	5,795,400	173,432	283,509

Total costs incurred	$31,217,466	$30,244,450	$10,925,250

The Company sells oil and natural gas prospects. The gains or losses from these sales are recorded as adjustments to the full cost pool under U.S. Securities and Exchange Commission (“SEC”) guidelines. Prospect profits were $50,346, $234,105 and $-0- for 2013, 2012 and 2011, respectively.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION,DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

2.	Capitalized Costs Relating to Oil and Gas Producing Activities

The following table illustrates the total amount of capitalized costs relating to natural gas and crude oil producing activities and the total amount of related accumulated depreciation, depletion and amortization:

	December 31,	December 31,
	2013	2012

Oil and gas properties, full cost method:
Not subject to amortization:
Prospect inventory	$14,587,986	$12,845,654
Property acquisition costs - unproved	8,202,369	7,511,033
Well development costs - unproved	1,249,718	949,638
Subject to amortization:
Property acquisition costs - proved	36,999,813	28,832,235
Well development costs - proved	56,460,276	49,657,267
Capitalized costs - unsuccessful	50,849,905	43,132,174
Capitalized asset retirement costs	8,565,199	2,769,799
Total capitalized costs	176,915,266	145,697,800
Less accumulated depreciation, depletion and amortization	(84,438,840)	(72,510,968)
Net capitalized costs	$92,476,426	$73,186,832

3.	Reserves

Proved natural gas and oil reserves are those quantities of natural gas and oil, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. Based on reserve reporting rules, the price is calculated using the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period (if the first day of the month occurs on a weekend or holiday, the previous business day is used), unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. A project to extract hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes: (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible natural gas or oil on the basis of available geosciences and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geosciences, engineering or performance data and reliable technology establish a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated natural gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geosciences, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION,DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

Developed natural gas and oil reserves are reserves of any category that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

The information below on our natural gas and oil reserves is presented in accordance with regulations prescribed be the SEC, with guidelines established by the Society of Petroleum Engineers’ Petroleum Resource Management System, as in effect as of the date of such estimates. The Company’s reserve estimates are generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates will change as future information becomes available and as commodity prices change. Such changes could be material and could occur in the near term.

The Company does not prepare engineering estimates of proved oil and natural gas reserve quantities for all wells. The Company only prepares engineering studies of estimated oil and natural gas quantities on a consolidated basis. The Company has a quantity of interests that, individually, are immaterial and are excluded from prepared engineering studies. Accounting sales volumes and receipts differ from amounts prepared by internal engineers and included in the following tables.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION,DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

	2013	2012	2011

Barrels of oil:
Proved developed and undeveloped reserves:
Beginning of year	6,164,340	1,484,550	1,224,683
Revisions of previous estimates	(861,854)	(132,352)	122,335
Purchases of oil and gas properties	6,481,816	4,777,048	12,780
Extensions and discoveries	92,152	225,063	236,583
Sale of oil and gas properties	-	-	-
Production	(201,473)	(154,186)	(110,124)

End of year	11,614,811	6,200,123	1,486,257

Proved developed reserves - January 1,	1,130,465	1,123,623	981,391

Proved developed reserves - December 31,	1,607,229	1,130,465	1,123,623

Proved undeveloped reserves - January 1,	5,033,875	360,922	243,292

Proved undeveloped reserves - December 31,	10,007,582	5,033,875	360,922

	2013	2012	2011

Barrels of natural gas liquids:
Proved developed and undeveloped reserves:
Beginning of year	1,575,624	354,875	-
Revisions of previous estimates	(280,800)	-	-
Purchases of oil and gas properties	1,477,784	1,199,186	-
Extensions and discoveries	-	-	354,873
Sale of oil and gas properties	-	-	-
Production	(65,629)	(14,220)	(1,705)

End of year	2,706,979	1,539,841	353,168

Proved developed reserves - January 1,	343,550	112,379	-

Proved developed reserves - December 31,	492,472	343,550	112,379

Proved undeveloped reserves - January 1,	1,232,074	242,501	-

Proved undeveloped reserves - December 31,	2,274,677	1,232,074	242,501

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION,DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

	2013	2012	2011

Thousands of cubic feet of natural gas
Proved developed and undeveloped reserves:
Beginning of year	31,071,137	17,020,496	10,831,934
Revisions of previous estimates	(8,281,139)	(463,712)	(2,802,945)
Purchases of oil and gas properties	16,495,803	12,931,203	5,626
Extensions and discoveries	362,806	2,163,825	9,463,335
Sale of oil and gas properties	-	-	-
Production	(1,276,238)	(580,675)	(477,454)

End of year	38,372,369	31,071,137	17,020,496

Proved developed reserves - January 1,	10,156,754	5,287,966	2,403,165

Proved developed reserves - December 31,	10,316,516	10,156,754	5,287,966

Proved undeveloped reserves - January 1,	20,914,383	11,732,530	8,428,769

Proved undeveloped reserves - December 31,	28,055,853	20,914,383	11,732,530

Revisions to previously estimates reserves for both natural gas and crude oil were primarily caused by (i) commodity price reductions causing wells to reach their economic limits sooner thus producing fewer reserves and causing some proved undeveloped locations to become uneconomic; (ii) downward revisions to the La Posada field Broussard #2 well when the well was recompleted up hole in the “B” sand; and, (iii) a downward revision in the DS&B #119 well due to well performance.

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION,DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

4.	Internal Controls Over Reserve and Future Net Revenue Estimation

The Company’s principal engineer, who is primarily responsible for overseeing the preparation of proved reserve estimates and future net revenues, has over 14 years of experience in the oil and gas industry. His experience includes detailed evaluation of reserves and future net reserves for acquisitions, divestments, bank financing, long range planning, portfolio optimization, strategy and end of year financial reports. He has a B.S. in Petroleum Engineering from Texas A&M University, M.S. in Finance from University of Houston, and MBA from Rice University. He is a member of the Society of Petroleum Engineers (the “SPE”). The procedures and methods used by the principal engineer in preparing internal estimates of proved reserves and future net cash flows are approved by the SPE’s Petroleum Resource Management System (“PMRS”) with no risks applied.

At December 31, 2012 and 2011, Pressler Petroleum Consultants (“Pressler”) performed an independent engineering evaluation using the same guidelines established by PMRS to obtain an independent estimate of the proved reserves and future net revenues. During 2013, Yuma changed outside engineering firms for the evaluation of its reserves. Yuma hired Netherland, Sewell & Associates, Inc. (“NSAI”) to evaluate its reserve portfolio, replacing Pressler Petroleum Consultants. At December 31, 2013, NSAI performed an independent engineering evaluation using the same guidelines established by PMRS to obtain an independent estimate of the proved reserves and future net revenues.

5.	Third Party Procedures and Methods Review

The review consisted of 22 fields which included the Company’s major assets in the United States and encompassed approximately 95 percent of Yuma’s proved reserves and future net cash flows as of December 31, 2013, 2012 and 2011. The principal engineer presented the outside engineering firm with an overview of the data, methods and assumptions used in estimating reserves and future net revenues for each field. The data presented included pertinent seismic information, geologic maps, well logs, production tests, material balance calculations, well performance data, operating expenses and other relevant economic criteria.

6.	Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information has been developed utilizing procedures from the FASB concerning disclosures about oil and gas producing activities, and based on natural gas and crude oil reserve and production volumes estimated by the Company’s engineering staff. It can be used for some comparisons, but should not be the only method used to evaluate the Company or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the standardized measure of discounted future net cash flows be viewed as representative of the current value of the Company.

Yuma Energy, Inc.

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The Company believes that the following factors should be taken into account when reviewing the following information:

●	Future costs and selling prices will probably differ from those required to be used in these calculations;

●	Due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

●	A 10 percent discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

●	Future net revenues may be subject to different rates of income taxation.

The standardized measure of discounted future net cash flows relating to the Company’s ownership interests in proved crude oil and natural gas reserves as of year-end is shown for Exploration for 2013, 2012 and 2011.

	December 31,	December 31,	December 31,
	2013	2012	2011

Future cash inflows	$1,450,469,000	$823,280,251	$252,662,388
Future oil and natural gas operating expenses	(334,883,800)	(151,140,007)	(51,468,360)
Future development costs	(424,256,900)	(209,618,885)	(13,306,206)
Future income tax expenses	(163,704,120)	(111,946,653)	(45,117,996)

Future net cash flows	527,624,180	350,574,706	142,769,826
10% annual discount for estimating timing of cash flows	(202,270,201)	(139,021,820)	(57,685,959)

Standardized measure of discounted future net cash flows	$325,353,979	$211,552,886	$85,083,867

Estimates of future net cash flows from proved reserves of gas, oil, and condensate for 2013, 2012 and 2011 are computed using the average first-day-of-the-month price during the 12-month period including the impact of cash flow hedges for 2012 and 2011 only. Since the Company discontinued cash flow hedge accounting as of January 1, 2013, the impact of cash flow hedges are excluded as of that date. Prices used in computing year-end future cash flows were $96.94, $94.04 and $96.04 for crude oil and $3.67, $2.93 and $4.04 for natural gas for 2013, 2012 and 2011, respectively.

The ceiling test for many companies following the full cost method of accounting for oil and natural gas properties, including Yuma, could be negatively impacted by prolonged unfavorable crude oil and natural gas prices. Future operating expenses and development costs are computed primarily by the Company’s petroleum engineer by estimating the expenditures to be incurred in developing and producing the Company’s proved oil and natural gas reserves at the end of the year, based on the year-end costs and assuming continuation of existing economic conditions.

Yuma Energy, Inc.

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Future income taxes are based on year-end statutory rates, adjusted for tax basis and applicable tax credits. A discount factor of ten percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the Company’s oil and natural gas properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

7.	Change in Standardized Measure

Changes in the standardized measure of future net cash flows relating to proved oil and natural gas reserves for Exploration are summarized below:

	December 31,	December 31,	December 31,
	2013	2012	2011

Changes due to current year operation:
Sales of oil and natural gas, net of oil and natural gas operating expenses	$(17,255,824)	$(13,250,556)	$(12,877,813)
Extensions and discoveries	37,750,617	40,013,415	50,163,527
Purchases of oil and gas properties	215,427,459	177,412,984	17,132,467
Development costs incurred during the period that reduced future development costs	100,500	5,432,652	-
Changes due to revisions in standardized variables:
Prices and operating expenses	(30,773,529)	(37,028,314)	20,364,851
Income taxes	(38,340,467)	(40,922,146)	(14,624,083)
Estimated future development costs	32,430,504	(5,173,677)	(794,080)
Quantities	(107,070,514)	(12,905,019)	(19,926,711)
Sale of reserves in place	-	-	-
Accretion of discount	27,910,664	11,055,659	5,083,613
Production rates, timing and other	(6,378,317)	1,834,021	(1,475,127)

Net change	113,801,093	126,469,019	43,046,644
Beginning of year	211,552,886	85,083,867	42,037,223

End of year	$325,353,979	$211,552,886	$85,083,867

Sales of oil and natural gas, net of oil and natural gas operating expenses, are based on historical pretax results. Sales of oil and natural gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pretax discounted basis.